WEBSITE SERVICES AGREEMENT

THIS WEBSITE SERVICES AGREEMENT (the "Agreement") is made this ____ day of ______________, 201____ by and between **CREATIVE WEB, INC.**, a New Jersey corporation ("CW"), with offices at 101 East Main Street, Building 13, Little Falls, New Jersey, and WordLogic Corporation, a Canadian Corporation ("Client"), with offices at 650 West Georgia Street, Suite 2400, Vancouver, BC.

WHEREAS, CW has the resources and expertise to provide and/or obtain certain Website services, including, without limitation, Web site design, internet marketing, Web site and e-mail hosting and other related Web site and/or internet services, for individuals and business entities; and

WHEREAS, Client wishes to engage CW for purposes of obtaining such services and CW agrees to provide Client with such services, upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the mutual receipt and sufficiency of which are hereby acknowledged by the parties, the parties hereby agree as follows:

1. Website Services. During the term of this Agreement, CW shall make available to Client the Web site services as described below and Client agrees that during the term of this Agreement it shall retain any such Services exclusively from CW.

Month 1

Perform "facelift" of existing website by removing unwanted pages and content and by adding new content. Also add video from latest TV spot.

Month 2

New Website and Product Demo as follows:
Website design
8-10 second animated homepage
Website Development, Implementation and Programming
Multimedia Software Demo - 2-3 min demo with narration and pictures.

Month 3

Begin Retail website as follows:
Website design
Website Development, Implementation and Programming
Incorporate Multimedia Software Demo and TV video spots
Build fully integrated shopping cart and affiliate program with linkshare and others

2. CW Compensation.

(a) Amounts Due. CW shall be paid by Client the fees for Services as set forth above. Notwithstanding anything to the contrary set forth herein, the fees for Services rendered by CW to Client may be changed at any time upon the mutual written agreement of CW and Client. Upon execution of this Agreement, Client agrees to make the following payments to CW for services rendered:

(i) Advance Payment of 200,000 S-8 free trading shares of WLGC stock at a value of $.10.

(ii) Second Monthly payment of 200,000 S-8 free trading shares of WLGC stock at a value of $.10.

All shares outlined above should be issued to John B. Romano, the authorized corporate representative on behalf of Creative Web. Notwithstanding the terms of any other provision contained herein, Client understands and agrees that prior to Client's Web site going "live," receipt of final payment in immediately available funds of all fees then due CW as provided for herein is required.

(b) Invoice Terms. If payment on account of any invoice is not received by CW within thirty (30) days of the invoice date, Client shall be obligated to make payment of a late charge in the amount of (five) percent 5% of such overdue invoiced amount for each thirty (30) period in which it remains unpaid. CW reserves the right to remove Client's Web pages from viewing on the internet until final payment is made for all charges related to the Services. If any Web site is moved off the hosting platform there will be a $50 re-setup fee added. In the event that CW must refer any invoice amount for collection, Client acknowledges and agrees that it will be responsible for payment of any and all costs and fees incurred by CW for collection, including, without limitation, attorneys' fees and court costs incurred by CW in that process.

(c) Additional Expenses. In addition to the fees paid to CW for providing Services, Client understands that it may be necessary for additional costs and out of pocket expenses to be incurred on behalf, and for the benefit, of Client in connection with Services to provided hereunder, including, but not limited, purchase of special fonts and/or stock photography, online service fees, internet access fees and other additional fees for goods and services charged by third party providers and/or vendors ("Additional Expenses"). Accordingly, subject to written approval by Client of any such Additional Expenses, Client understands that it will be invoiced for, and hereby agrees that it shall be responsible for payment on account of, any and all such Additional Expenses.

(d) Additional Services. Any revisions, additions, or redesign Client wishes CW to perform not specified in this document shall be considered "additional" and will be billed at CW's standard rate for the particular service.

(f) Effect of Termination. In the event that this Agreement shall be terminated or shall expire, Client shall immediately make payment of all outstanding amounts for Services, including all Additional Services, provided prior to termination. In addition, in the event of termination or upon Client's failure to make payments due and owing, it is agreed and understood by

Client that CW shall have the right to immediately remove, cease and/or prevent access to Client's Web site and/or any Web based Services and to cease continuing any other activities related to the Services to provided to Client under the terms of this Agreement.

3. <u>CW Obligations/Other Available Services</u>.

(a) <u>Server Access</u>. Client may add, update, and delete content on its CW Commerce site via the administrative tools. A CW Commerce site contains no Client serviceable components other than what can be accessed through the CW Commerce administrative tools.

(b) <u>Technical Support</u>. CW offers free phone and email support from 9:00 AM to 5:30 PM EST for the thirty (30) day period after Client's Web site goes live. After the initial thirty (30) day period, free support will be offered via email only with a twenty-four (24) hour response time.

(c) <u>Registration</u>. CW offers domain name registration and management services. Each domain name will have an annual registration fee of $35 per year. CW will pay the Client's domain renewal fees when due and will invoice Client for such amount as Additional Services. If the Client does not wish to renew its domain(s), Client must inform CW in writing sixty (60) days prior to the renewal date.

(d) <u>Additional Domain Name Services</u>. When adding more than one domain name to a site, there is a $50 monthly hosting charge for each additional domain in addition to the registration fee. Transferring Client domain names to CW's data center will be performed upon Client's written request for a fee of $75 per domain name. Domain transfer services to a third -party data center will be performed upon Client's written request at a rate of $100 for each domain.

(e) <u>Subcontractors.</u> It is expressly understood and agreed to by Client, that CW may subcontract certain aspects of the Services to be provided under this Agreement, including, without limitation, Web site and/or e-mail hosting services, without the prior written consent of Client.

(f) <u>No Guarantee</u>. Due to continuing changes in search engine technology and the vast differences in the way each search engine works, CW is unable to guarantee exact placement in any search engine, nor can we predict with certainty how long Client's web site may retain its placement. Client understands and agrees that internet marketing and placement, as with all forms of marketing, entails an element of risk, and that through this Agreement there is no guarantee, express or implied, that any Services provided to, or performed on, Client's behalf by CW will result in a higher Google PageRank quotient, better search result rankings for targeted keywords, improved visitor traffic to the Client's web site, or increased revenues.

4. <u>Timeline/ Client Obligation</u>. Client acknowledges and understands that in order for CW to undertake and/or complete certain of the Services, Client may be required to provide CW certain images, text content, supporting information and approvals. Client agrees to provide such information and/or approvals to CW in a timely manner. In the event that all such information and/or approvals is provided to CW by Client within a reasonable time frame after CW's request for same, all development, testing, set up and Service may completed within a timeline agreed upon. Client understands and agrees, however, that CW cannot guarantee that the Services will be completed on an exact date and, in the event that Client delays and/or fails to provide any requested

information and/or approvals within a reasonable time frame after CW's request for same, CW cannot guarantee that the Services will be completed within the timeline.

5. Client Obligations/Representations.

(a) Copyrights and Trademarks. Client represents, warrants and unconditionally guarantees to CW that any elements of text, graphics, photos, designs, trademarks, or other artwork furnished to CW for inclusion Client's Web pages are owned by the Client, or that Client has permission from the rightful owner to use each of these elements.

(b) Materials Provided By Client. Client hereby agrees that any material submitted for publication will not contain anything leading to an abusive or unethical use of the web hosting service or host server. Abusive and unethical materials and uses include, but are not limited to, pornography, obscenity, nudity, violations of privacy, computer viruses, any harassing and harmful material or uses, any illegal activity, or material advocating illegal activity, and any infringement of privacy or libel. CW may or may not give notice before deactivating the use of an account that CW, in its sole discretion, determines is an abusive or unethical use of, or a potentially illegal use of the web hosting account or host server.

(c) Laws Affecting Electronic Commerce. Client acknowledges and agrees that Client is solely responsible for complying with all applicable laws, taxes, and tariffs, and will indemnify and hold harmless, protect, and defend CW and its subcontractors from any claim, suit, penalty, tax, or tariff arising or resulting from the Client's use of Internet electronic commerce.

6. Indemnity and Limitations on Liability.

(a) Indemnification of CW. Client shall indemnify, defend, and hold harmless CW and its officers, directors, employees, agents, sub contractors and representatives, from and against any and all claims, liabilities, suits, judgments, damages, demands, costs and expenses, including reasonable attorneys' fees, suffered, asserted against, resulting from, imposed upon or incurred by CW by reason or resulting from Client's breach, default, misrepresentation, or failure to fulfill any of its obligations under this Agreement and/or arising out of any injury to persons or property caused by any product or services sold or otherwise distributed by Client in connection with the Services.

(b) Limitations. CLIENT HEREBY AGREES THAT UNDER NO CIRCUMSATNCES, EXCLUDING GROSS NEGLIGENCE, SHALL CW, ITS OFFICERS, DIRECTORS, AGENTS AND/OR EMPLOYEES OR ANYONE ELSE INVOLVED IN CREATING, PRODUCING OR DISTRIBUTING THE SERVICES AS DESCRIBED HEREIN BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR FOR THE LOSS OF PROFIT, REVENUE OR DATA ARISING OUT OF THE SUBJECT MATTER OF THIS AGREEMENT INCLUDING, WITHOUT LIMITATION, THE USE OF OR INABILITY TO USE THE SERVICES OF THAT RESULTS FROM MISTAKES, OMISSIONS, INTERRUPTIONS, DELETION, OR LOSS OF FILES OR DATA, ERRORS, DEFECTS, DELAYS IN OPERATION, OR OF PERFORMANCE, WHETHER OR NOT LIMITED

TO COMMUNICATION FAILURE, THEFT, DESTRUCTION OR UNAUTHORIZED ACCESS TO CW'S RECORDS, PROGRAMS OR SERVICES.

(c) Remedy. Notwithstanding the above, Client's exclusive remedy for all damages, losses, and causes of actions, whether in contract, tort, including negligence, or otherwise, shall not exceed the aggregate dollar amount which Client paid during the term of this Agreement and any reasonable attorneys' fees and court costs.

(d) Survival. The provisions of this Section 6 shall survive the expiration or sooner termination of this Agreement.

7. Nondisclosure/Confidential Information. CW and Client each recognize and acknowledge that due to the nature of this Agreement and their business relationship, CW and the Client may have access to information of a confidential and proprietary nature owned by the other, including, but not limited to, trade secrets, pricing information, methods, techniques, strategies, operating procedures, financial information, Client lists and sales data, and information systems and computer programming and other information related to the development of custom applications created for the Client, as well as other confidential information regarding the respective business of the parties hereto (the "Confidential Information"). Accordingly, CW and Client each separately and together have an interest in protecting its own proprietary interest and the interest of the other in all such Confidential Information. Therefore, CW and Client each agree to take any reasonable procedures requested by the other to protect its Confidential Information. Both CW and Client each further hereby agree that all such Confidential Information obtained by or disclosed to either of them by the other party hereto shall be kept in the strictest confidence and neither CW nor Client shall disclose the other party's Confidential Information, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with CW or Client or as may be necessary in connection with the Services as described herein, without prior written consent. Further, each party will make a good faith effort to cause its shareholders, member, offices, employees, representatives and agents to abide by this Agreement. Excluded from Confidential Information as defined herein is anything that can be seen by the public on Client's web site when each page of the web site is first accessed.

8. Authorship Credit. Client agrees that CW may, put a byline link on the bottom of Client's home web page with wording that accurately states the true extent of CW's contribution to developing the site, e.g., "Web Site Hosting by CW" and "Active Server Programming by CW"; or "Internet Marketing by CW."

9. Ownership of Work. Upon completion of web design and related services, Client shall own all rights to any graphic art files and text-based files developed for Client's use for the Services to generate HTML pages, Web-optimized text or graphics, PDFs, and Web-ready files of a similar nature reflecting the state of Client's web site when last saved. Client, however, shall not own or have any right, title or interest in and to any original working files developed or used by CW to create or update Client's web site or otherwise in connection with the Services hereunder.

10. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given upon receipt if personally delivered to the party for which it is intended or if sent by registered or certified mail, postage

prepaid, or by nationally recognized overnight carrier or via facsimile (upon confirmation of delivery thereof) to the address of the respective party as set forth on the first page of this Agreement or to such other address or person as either party may designate in writing to the other.

11. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey. Regardless of the place of signing of this Agreement, the parties unconditionally and irrevocably agree to consent to the exclusive jurisdiction of the Courts located in Passaic County, State of New Jersey and waive any objection with respect thereto for any claims arising out of, or relating to, this Agreement and the transactions contemplated herein.

12. Entire Agreement; Amendment. This Agreement and the Schedules hereto constitute the complete agreement between the parties with respect to the subject matter hereof and supersede all prior oral and written statements of any kind whatsoever made by the parties and their representatives. Except as otherwise provided for herein, this Agreement shall not be amended or modified in any respect except by a writing specifically referring to this Agreement and signed by duly authorized agents of Client and CW.

13. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of Client and CW and their respective successors and assigns.

14. Severability. The provisions of this Agreement are to be severable so that if any part or portion of this Agreement is found by a court of competent jurisdiction to be invalid, illegal, unenforceable or contrary to the public policy of the State of New Jersey or any state or jurisdiction, the remaining portion of this Agreement shall remain in full force and effect.

15. Waiver. Waiver by either party of any breach or default under any provision hereof by the other party shall not be deemed to be a waiver of any subsequent or continuing breach or default under such provisions or of any other provisions.

16. Assignability. This Agreement may not be assigned by either party without the prior written consent of the non-assigning party. Any attempted assignment by a party without such consent first obtained shall be void.

17. Relationship of Parties. The relationship of the parties hereto is that of independent contractors and not of joint venturers, partners, agents or employer and employee. Neither party has any right or authority hereunder or otherwise to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the other party or to bind the other party in any manner. This Agreement shall not be deemed to establish a joint venture between CW and Client.

18. Headings, Titles. The headings appearing herein are for convenience and reference only and shall not be deemed to govern, limit, modify or in any manner affect the scope, meaning or intent of any of the provisions of this Agreement.

19. Authority. Each of the parties to this Agreement represent and warrant that: (i) such party has the full corporate right, power and authority to enter into this Agreement and to perform its respective obligations hereunder; and (ii) this Agreement constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms. Each party further

represents and warrants that the execution, delivery and performance of this Agreement and the transactions contemplated herein shall not conflict with or result in a breach of any contract, agreement or other instrument to which it is a party.

IN WITNESS WHEREOF, the parties hereto have caused this Marketing Services Agreement to be executed by their duly authorized representatives as of the day and year first above written.

CREATIVE WEB, INC.	CLIENT: WORDLOGIC CORPORATION
By: ______	By: ______
Name: John B. Romano	Name: F. EVANSHEN
Title: President	Title: CEO + PRES.